                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                   ----------

                                   FORM 8-K/A

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                   ----------

      Date of report (Date of earliest event reported): SEPTEMBER 10, 1998



                          BOSTON SCIENTIFIC CORPORATION
               --------------------------------------------------
               (Exact name of registrant as specified in charter)



   DELAWARE                        1-11083                       04-2695240
---------------                  ------------                -------------------
(State or other                  (Commission                    (IRS employer
jurisdiction of                  file number)                identification no.)
incorporation)



ONE BOSTON SCIENTIFIC PLACE, NATICK, MASSACHUSETTS               01760-1537
--------------------------------------------------           -------------------
     Address of principal executive offices)                     (Zip code)



       Registrant's telephone number, including area code: (508) 650-8000

         This Current Report on Form 8-K/A amends and supplements the Current Report on Form 8-K filed by Boston Scientific Corporation on September 25, 1998 (the "Initial Form 8-K") to include financial statements and pro forma financial information permitted pursuant to Item 7 of Form 8-K to be excluded from the Initial Form 8-K and filed by amendment to the Initial Form 8-K not later than 60 days after the date the Initial Form 8-K was required to be filed.

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         On September 10, 1998, Boston Scientific Corporation (the "Company") announced that it had completed its acquisition of Schneider Worldwide, formerly a member of the Medical Technology Group of Pfizer Inc., for $2.1 billion in cash. The purchase price was funded by the issuance of commercial paper.

         The commercial paper issued will not be and has not been registered under the Securities Act of 1933. Purchasers of the commercial paper may not reoffer or resell it in the United States absent registration or an applicable exemption from registration requirements.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (a)      FINANCIAL STATEMENTS OF THE BUSINESS ACQUIRED

                  Schneider Worldwide (A Business of Pfizer Inc.) Combined Financial Statements for the Years Ended December 31, 1997, 1996 and 1995 and Independent Auditor's Report.

                  Schneider Worldwide (A Business of Pfizer Inc.) Unaudited Combined Financial Statements for the Nine Months Ended September 10, 1998 and September 14, 1997.


         (b)      UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF
                  OPERATIONS

                  Unaudited Pro Forma Combined Condensed Statements of Operations of the Company and Schneider Worldwide for the year ended December 31, 1997 and the nine months ended September 30, 1998.

                              SCHNEIDER WORLDWIDE
                          (A BUSINESS OF PFIZER INC.)

                     COMBINED FINANCIAL STATEMENTS FOR THE
                    YEARS ENDED DECEMBER 31, 1997, 1996 AND
                     1995 AND INDEPENDENT AUDITORS' REPORT

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Pfizer Inc.

We have audited the accompanying combined balance sheets of Schneider Worldwide, a Business of Pfizer Inc. ("the Company") as of December 31, 1997 and 1996, and the combined statements of income and cash flows for each of the years in the three-year period ended December 31, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects the financial position of Schneider Worldwide, a Business of Pfizer Inc., as of December 31, 1997 and 1996 and the results of its operations and its cash flow for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                     /s/ KPMG Peat Marwick LLP


May 22, 1998

                               SCHNEIDER WORLDWIDE
                           (A BUSINESS OF PFIZER INC.)
                             COMBINED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                                     December 31,
                                                                -----------------------
                                                                   1997          1996
                                                                ---------     ---------
ASSETS

Current assets:
   Cash                                                         $  33,940     $  40,399
   Accounts receivable, less allowance for doubtful
      accounts: 1997- $1,217; 1996- $1,229                         71,715        66,571
   Due from parent and affiliates                                 220,371       197,921
   Inventories                                                     45,823        28,871
   Deferred taxes                                                  22,151        23,986
   Prepaid expenses and other assets                                2,849         2,640
                                                                ---------     ---------
      Total current assets                                        396,849       360,388

Property, plant and equipment, less accumulated depreciation      101,484       113,030
Goodwill and other intangible assets, net                         340,897       365,943
Other assets                                                        4,494         4,375
                                                                ---------     ---------
      Total assets                                              $ 843,724     $ 843,736
                                                                =========     =========

LIABILITIES AND BUSINESS UNIT EQUITY

Current liabilities:
   Accounts payable                                             $  23,678     $  29,871
   Short-term borrowings                                               30           231
   Due to parent and affiliates                                    57,650        68,638
   Income taxes payable                                            12,850        28,968
   Deferred taxes                                                  25,283        20,340
   Accrued compensation and related items                          20,664        19,304
   Other current liabilities                                       13,521        20,357
                                                                ---------     ---------
      Total current liabilities                                   153,676       187,709

Long-term debt                                                        498           928
Capital lease obligations                                           3,620         4,140
Deferred taxes                                                     36,424        38,772
Other noncurrent liabilities                                           37            41
                                                                ---------     ---------
      Total liabilities                                           194,255       231,590

Business unit equity                                              668,199       603,958
Currency translation adjustment                                   (18,730)        8,188
                                                                ---------     ---------
      Total business unit equity                                  649,469       612,146
                                                                ---------     ---------

      Total liabilities and business unit equity                $ 843,724     $ 843,736
                                                                =========     =========

            See accompanying notes to combined financial statements.

                               SCHNEIDER WORLDWIDE
                           (A BUSINESS OF PFIZER INC.)
                          COMBINED STATEMENT OF INCOME
                             (DOLLARS IN THOUSANDS)



                                                              YEARS ENDED DECEMBER 31,
                                                         -----------------------------------
                                                           1997         1996         1995
                                                         ---------    ---------    ---------
Net sales                                                $ 330,848    $ 342,919    $ 305,320
Costs and expenses
   Cost of sales                                            89,813       96,172       87,498
   Selling, informational and administrative expenses      106,073      102,358       91,877
   Research and development expenses                        33,966       31,310       21,785
   Corporate and division overhead costs                    10,571        9,089        8,032
   Other (income)/deductions--net                           15,160       29,963      (43,052)
                                                         ---------    ---------    ---------
Income before provision for taxes on income                 75,265       74,027      139,180
Provision for taxes on income                               23,085       29,152       45,801
                                                         ---------    ---------    ---------
Net income                                               $  52,180    $  44,875    $  93,379
                                                         =========    =========    =========

            See accompanying notes to combined financial statements.

                               SCHNEIDER WORLDWIDE
                           (A BUSINESS OF PFIZER INC.)
                        COMBINED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                    YEARS ENDED DECEMBER 31,
                                                              -------------------------------------
                                                                1997          1996          1995
                                                              ---------     ---------     ---------
OPERATING ACTIVITIES
  Net income                                                  $  52,180     $  44,875     $  93,379
  Adjustments to reconcile net income to net cash provided
   by operating activities:
   Depreciation and amortization of intangibles                  26,295        25,521        20,416
   Write-off acquired research and development in process            --        17,500            --
   Loss on disposals of property, plant and equipment               (14)          134            --
   Deferred taxes                                                 7,232        (1,147)        3,060
   Other                                                            450           319            --
   Changes in assets and liabilities:
      Accounts receivable                                        (8,590)       (1,489)      (11,770)
      Inventories                                               (20,136)        1,384         2,567
      Prepaid and other assets                                     (560)         (360)       (1,755)
      Accounts payable and accrued liabilities                  (24,184)        6,394        29,712
      Other noncurrent liabilities                                   (4)            8             9
      Due from/to parent and affiliates                         (28,817)      (45,224)     (108,712)
                                                              ---------     ---------     ---------
Net cash provided by operating activities                         3,852        47,915        26,906
                                                              ---------     ---------     ---------

INVESTING ACTIVITIES
    Purchases of property, plant and equipment                   (8,080)      (13,802)      (10,132)
    Proceeds from sales of property, plant and equipment            167           652            --
                                                              ---------     ---------     ---------
Net cash used in investing activities                            (7,913)      (13,150)      (10,132)
                                                              ---------     ---------     ---------

FINANCING ACTIVITIES
    Proceeds from borrowings                                                      277            --
    Repayments of borrowings                                       (357)          (50)         (120)
    Dividends to parent company                                      --       (19,905)       (1,985)
    Other                                                          (520)         (183)         (520)
                                                              ---------     ---------     ---------
Net cash used in financing activities                              (877)      (19,861)       (2,625)
                                                              ---------     ---------     ---------

Effect of exchange rate changes on cash                          (1,521)       (2,204)       (1,294)
                                                              ---------     ---------     ---------

Net increase/(decrease) in cash                                  (6,459)       12,700        12,855
Cash at beginning of year                                        40,399        27,699        14,844
                                                              ---------     ---------     ---------
Cash at end of year                                           $  33,940     $  40,399     $  27,699
                                                              =========     =========     =========

            See accompanying notes to combined financial statements.

                               SCHNEIDER WORLDWIDE
                           (A BUSINESS OF PFIZER INC.)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)


1. ORGANIZATION AND BUSINESS DESCRIPTION

ORGANIZATION

Schneider Worldwide is a business unit within the Medical Technology Group ("MTG") of Pfizer Inc. ("Pfizer"). Schneider Worldwide is comprised of the following wholly-owned subsidiaries of Pfizer -- Schneider (Europe) GmbH; Schneider (USA) Inc.; Schneider NAMIC U.S.A. Corporation; Corvita Corporation; Schneider Belgium N.V. and Schneider Holland B.V. In addition, Schneider Worldwide includes certain net assets used exclusively in its business at Howmedica France S.C.A.; Howmedica GmbH; Pfizer Canada Inc.; Pfizer Seiyaku Kabushiki Kaisha (Japan); Pfizer Laboratories (Proprietary) Limited (South Africa); Pfizer Pty. Ltd. (Australia); Nilo Holding S.A. and AMS Medinvent S.A. (collectively, the "Asset Selling Corporations" and together with the wholly-owned subsidiaries, "Schneider").

BUSINESS DESCRIPTION

Schneider manufactures, markets, sells and distributes diagnostic and therapeutic products for use in interventional cardiology and radiology. Schneider has a global direct sales and distribution presence with primary markets and manufacturing operations in the United States and Europe. The raw materials for its products are readily available and Schneider is not dependent on a single supplier or only a few suppliers for its raw materials.


2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying combined financial statements present the financial position, results of operations and cash flows for Schneider as if it were a separate legal entity. All significant intercompany transactions and balances have been eliminated. Operations outside of the U.S. are included on a fiscal year basis ending November 30. The combined financial statements include the accounts specifically attributed to Schneider, including allocations of certain assets, liabilities and expenses relating to shared services and administrative functions incurred at the corporate and business segment operating levels of Pfizer. Cash from Schneider's domestic operations is not included in cash in the accompanying combined balance sheet at December 31, 1997 and 1996 since this cash is included in Pfizer's centralized cash management system. Accordingly, Schneider's cash at December 31, 1997 and 1996 may not be representative of an independent company.

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates. Significant accounting estimates used include depreciation, amortization and estimates used in allocating certain assets, liabilities and the costs of shared services and administrative functions. Management believes that it exercised reasonableness in deriving these amounts. Schneider is subject to risks and uncertainties that may cause actual results to differ from estimated results, such as changes in the healthcare environment, competition, foreign exchange and legislation.

                               SCHNEIDER WORLDWIDE
                           (A BUSINESS OF PFIZER INC.)
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DUE FROM/TO PARENT AND AFFILIATES - Due from/to parent and affiliates reflects balances and transactions among Schneider, Pfizer and other Pfizer entities. Schneider participates in Pfizer's centralized cash management system and, as such, its cash funding requirements are met by and generally all excess cash from Schneider's domestic operations is transferred to Pfizer.

INVENTORIES - Inventories are valued at the lower of cost or market, with cost determined for finished goods and work-in-process at average actual cost and raw materials and supplies at average or latest actual cost.

PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment is carried at cost less accumulated depreciation. Major improvements are capitalized while maintenance and repairs are expensed when incurred. Depreciation is computed generally on a straight-line basis over the following estimated useful lives:

         Buildings                                  33 1/3 years
         Machinery and equipment                    8 - 12 years
         Furniture, fixtures and other              3 - 12 years

GOODWILL AND OTHER INTANGIBLE ASSETS - Goodwill represents the excess of purchase price over fair value of the net tangible and identified intangible assets acquired in purchase transactions. Goodwill is being amortized on a straight-line basis over 40 years. Other intangible assets are amortized on a straight-line basis over their estimated useful lives. Amortization expense of goodwill and other intangible assets is included in "Other (income)/ deductions--net" in the accompanying combined statement of income. The carrying values of goodwill and other intangible assets are reviewed for impairment whenever events or changes in business conditions indicate they may not be recoverable. Schneider considers assets to be impaired and writes them down to fair value if expected associated cash flows are less than their carrying amounts.

FOREIGN CURRENCY TRANSLATION - The financial statements of operations outside of the U.S. are maintained in their local currency. Schneider translates assets and liabilities to their U.S. dollar equivalents at rates in effect at the balance sheet date. Income and expense items are translated into their U.S. dollar equivalents at average rates of exchange for the period. Translation gains and losses are accumulated in a separate component of business unit equity. Gains and losses on foreign currency transactions which were not material are included in earnings.

FINANCIAL INSTRUMENTS - The carrying values of Schneider's financial instruments approximate their estimated fair values. At December 31, 1997 and 1996, the cost of each type of financial instrument, primarily accounts receivable, an affiliate note and other due from/to parent and affiliates and accounts payable, approximates fair value because of the short maturity period of these instruments.

ADVERTISING EXPENSE - Advertising costs are expensed as incurred. Advertising expenses were $10.9, $8.9 and $8.0 million for 1997, 1996 and 1995, respectively.

                               SCHNEIDER WORLDWIDE
                           (A BUSINESS OF PFIZER INC.)
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)


CONCENTRATION OF CREDIT RISK - Schneider does not have significant concentrations of credit risk from its customers. Periodically, Schneider reviews the credit quality of its customers' financial condition. In general, there is no requirement for collateral from customers.

INCOME TAXES - As an operating unit of Pfizer, Schneider does not file separate
U. S. Federal or certain foreign tax returns but rather is included as part of the various returns filed by Pfizer or its subsidiaries. For reporting purposes, Schneider's tax provision is computed as if it were a separate company. For jurisdictions that Schneider is included in Pfizer's or its subsidiaries' tax returns, allocated domestic income taxes are settled with Pfizer on a current basis. Deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws. No provision is made for taxes on overseas retained earnings that are deemed to be permanently reinvested.


3. CORPORATE AND DIVISION OVERHEAD COSTS

Pfizer allocates certain corporate service and employee benefit expenses (based on actual costs incurred) to Schneider on the basis of number of personnel, occupied office space and third party sales. Pfizer does not allocate various other corporate overhead expenses to its operating divisions. However, for purposes of the accompanying combined financial statements, an allocation of such expenses has been included in the accompanying combined statement of income and is summarized as follows:

                                                  Years Ended December 31,
                                             -----------------------------------
                                              1997          1996          1995
                                             -------       -------       -------
Pfizer corporate overhead costs              $ 4,924       $ 5,763       $ 5,322
MTG division overhead costs                    5,647         3,326         2,710
                                             -------       -------       -------
                                             $10,571       $ 9,089       $ 8,032
                                             =======       =======       =======

Pfizer corporate overhead costs represent a portion of corporate functions such as personnel, legal, accounting, treasury and information systems which are primarily allocated based on sales of Schneider compared to total Pfizer revenues.

MTG division overhead costs represent personnel, quality control, regulatory compliance, finance and business development which are primarily allocated based on sales to third party customers of Schneider compared to total MTG sales.

Management believes that all allocations are made on a reasonable basis; however, these costs are not necessarily representative of the costs that would have been or will be incurred by Schneider as an independent company.


4. PATENT SETTLEMENT AGREEMENT

During 1995, Schneider received $51,726 net of expenses related to the completion of all appeals in a patent infringement case with Scimed Life Systems Inc., which is included in "Other (income)/deductions--net" in the accompanying combined statement of income for the year ended December 31, 1995.

                               SCHNEIDER WORLDWIDE
                           (A BUSINESS OF PFIZER INC.)
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)


5. INVENTORY

                                                        1997             1996
                                                      --------         --------
Finished goods                                        $ 30,284         $ 14,239
Work-in-process                                         14,311           13,005
Raw materials                                            9,487            7,290
                                                      --------         --------
                                                        54,082           34,534
Less: allowance for obsolescence                        (8,259)          (5,663)
                                                      --------         --------
                                                      $ 45,823         $ 28,871
                                                      ========         ========


6. ACQUISITIONS

On June 30, 1996, Pfizer acquired all of the outstanding capital stock of the Corvita Corporation ("Corvita") for approximately $75 million in cash and contributed the net assets of Corvita to Schneider. In addition, Pfizer loaned Schneider approximately $13 million which was primarily used to purchase the remaining Corvita subsidiary interests that were not previously acquired. Corvita develops, manufactures and markets self-expanding endovascular stent grafts and synthetic vascular grafts used in the treatment of severely diseased arteries. In connection with this acquisition, in-process research and development of $17.5 million was written off and is included in "Other (income)/deductions--net" in the accompanying combined statement of income for the year ended December 31, 1996. The purchase price exceeded the fair value of the net assets acquired by approximately $58 million.

On March 17, 1995, Pfizer acquired NAMIC U.S.A. Corporation ("NAMIC") for 8.8 million shares of Pfizer common stock valued at approximately $170.5 million and contributed the net assets of NAMIC to Schneider. NAMIC is a leader in fluid management, custom kits and accessories. The purchase price exceeded the fair value of the net assets acquired by approximately $122 million.

The acquisitions were recorded under the purchase method of accounting. The financial statements of Schneider include the operating results of these acquired businesses subsequent to their respective dates of acquisition. If the 1996 acquisition had occurred on January 1, the results of operations would not have been materially different than the reported amounts.


7. PROPERTY, PLANT AND EQUIPMENT

                                                      1997              1996
                                                    ---------         ---------
Land and buildings                                  $  68,575         $  71,688
Machinery and equipment                                52,405            47,226
Furniture, fixtures and other                          30,988            36,619
Construction in progress                                1,889             5,186
                                                    ---------         ---------
                                                      153,857           160,719
Less: Accumulated depreciation                        (52,373)          (47,689)
                                                    ---------         ---------
Net property, plant and equipment                   $ 101,484         $ 113,030
                                                    =========         =========

Depreciation expense totaled $11,855, $12,173 and $10,166 for the years ended December 31, 1997, 1996 and 1995, respectively.

                               SCHNEIDER WORLDWIDE
                           (A BUSINESS OF PFIZER INC.)
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)


8. GOODWILL AND OTHER INTANGIBLE ASSETS

                                                        1997            1996
                                                      ---------       ---------
Goodwill                                              $ 325,385       $ 337,386
Patents                                                  80,751          80,751
Trademarks                                                  352           1,232
Other                                                       212           5,521
                                                      ---------       ---------
                                                        406,700         424,890
Less: Accumulated amortization                          (65,803)        (58,947)
                                                      ---------       ---------
Net goodwill and other intangible assets              $ 340,897       $ 365,943
                                                      =========       =========

Amortization expense totaled $14,440, $13,348 and $10,250 for the years ended December 31, 1997, 1996 and 1995, respectively, which is included in "Other (income)/deductions--net" in the accompanying combined statement of income.


9. INCOME TAXES

The components of the income tax provision (benefit) are:

                                                1997        1996         1995
                                              --------    --------     --------
United States:
  Taxes currently payable:
      Federal                                 $  5,260    $  1,995     $ 14,776
      State and local                              328       1,281        1,846
  Deferred income taxes                            899      (5,495)      (2,239)
                                              --------    --------     --------
Total U.S. tax provision (benefit)               6,487      (2,219)      14,383
                                              --------    --------     --------
International:
    Taxes currently payable                     13,067      30,160       24,218
    Deferred income taxes                        3,531       1,211        7,200
                                              --------    --------     --------
Total International tax provision               16,598      31,371       31,418
                                              --------    --------     --------
Total provision for taxes on income           $ 23,085    $ 29,152     $ 45,801
                                              ========    ========     ========

Reconciliations of the U.S. income tax rate to Schneider's effective rate is as follows:

                                                1997         1996         1995
                                                ----         ----         ----
Federal statutory income tax rate               35.0%        35.0%        35.0%
Effect of foreign operations                    (8.1)%       (7.8)%       (4.5)%
Nondeductible permanent items                    3.2%         2.2%         1.4%
Write-off acquired research and
    development in process                        --          9.4%          --
Other                                            0.6%         0.6%         1.0%
                                                ----         ----         ----
Effective income tax rate                       30.7%        39.4%        32.9%
                                                ====         ====         ====

                               SCHNEIDER WORLDWIDE
                           (A BUSINESS OF PFIZER INC.)
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)


Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of Schneider's assets and liabilities. Deferred tax assets and liabilities are comprised of the following:

                                               1997                  1996
                                        ------------------    ------------------
                                        Assets   Liabilities  Assets   Liabilities
                                        -------    -------    -------    -------
Prepaid/deferred items                  $ 5,975    $36,382    $ 5,898    $34,615
Note receivable                              --     15,072         --     15,250
Inventories                              17,701      3,437     14,264      1,622
Employee benefits                           799          3      1,009         --
Property, plant and equipment             2,976     13,171      2,736     13,059
State and local taxes                     1,262         --      2,234         --
Tax carryforwards                            --        460         --        460
Other                                     2,528      2,272      6,880      3,141
                                        -------    -------    -------    -------
Total deferred taxes                    $31,241    $70,797    $33,021    $68,147
                                        -------    -------    -------    -------
Net deferred tax liability                         $39,556               $35,126
                                                   =======               =======

The deferred tax assets and liabilities at December 31, 1997 and 1996 are disclosed separately on the accompanying combined balance sheet.


10. PENSION AND POSTRETIREMENT BENEFITS

Schneider participates in Pfizer's pension plans for employees. Plan benefits depend on years of service and employee final average earnings. Participants vest in their benefits after as few as five years of service. Pfizer has not made a contribution to their U.S. Plan during 1997, 1996 or 1995 since that Plan is overfunded. For the years ended December 31, 1997, 1996 and 1995, a pension cost of $155, $332 and $1,236, respectively, was allocated to Schneider.

Pfizer does not fund other postretirement plans, but contributes to the plans as benefits are paid. As of December 31, 1997 and 1996, the postretirement benefit obligation related to Schneider was $1,827 and $1,686, respectively, and is included in "Accrued compensation and related items" in the accompanying combined balance sheet.

                               SCHNEIDER WORLDWIDE
                           (A BUSINESS OF PFIZER INC.)
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)


11. BUSINESS UNIT EQUITY

The changes in business unit equity during the years ended December 31, 1995, 1996 and 1997 were as follows:

                                        Business Unit
                                           Equity
                                        Exclusive of   Accumulated
                                         Translation   Translation  Business Unit
                                          Adjustment   Adjustment      Equity
                                          ---------     ---------     ---------
Balance at January 1, 1995                $ 235,910     $  19,637     $ 255,547
Net income                                   93,379            --        93,379
Dividend to parent company                   (1,985)           --        (1,985)
Translation adjustment                           --        18,101        18,101
Contributed net assets of NAMIC             170,527            --       170,527
Net activity with Pfizer                      6,824            --         6,824
                                          ---------     ---------     ---------
Balance at December 31, 1995                504,655        37,738       542,393
Net income                                   44,875            --        44,875
Dividend to parent company                  (19,905)           --       (19,905)
Translation adjustment                           --       (29,550)      (29,550)
Contributed net assets of Corvita            75,123            --        75,123
Net activity with Pfizer                       (790)           --          (790)
                                          ---------     ---------     ---------
Balance at December 31, 1996                603,958         8,188       612,146
Net income                                   52,180            --        52,180
Translation adjustment                           --       (26,918)      (26,918)
Net activity with Pfizer                     12,061            --        12,061
                                          ---------     ---------     ---------
Balance at December 31, 1997              $ 668,199     $ (18,730)    $ 649,469
                                          =========     =========     =========


12. STOCK OPTION AWARDS

Stock options are granted to Schneider employees under the Pfizer Inc. Stock and Incentive Plan. Options are exercisable after five years or less, subject to continuous employment and certain other conditions and expire 10 years after the grant date. Once exercisable, the employee can purchase shares of Pfizer common stock at the market price on the date the option was granted. The weighted-average fair value per stock option granted was $16.77, $10.90 and $6.46 for the options granted in 1997, 1996 and 1995, respectively. The fair values were estimated using the Black-Scholes option pricing model, modified for dividends and using the following assumptions:

                                                   1997        1996        1995
                                                   ----        ----        ----
Expected dividend yield                            1.76%       1.97%       2.85%
Risk-free interest rate                            6.23%       6.38%       6.26%
Expected stock price volatility                   25.56%      25.45%      26.00%
Expected term until exercise (years)               5.50        5.25        5.25

                               SCHNEIDER WORLDWIDE
                           (A BUSINESS OF PFIZER INC.)
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)


Compensation expense was not recognized for the issuance of employee stock options. If Pfizer had recorded compensation expense for option grants, Schneider's pro forma net income for 1997, 1996 and 1995 reflecting the compensation cost for the fair value of stock options awarded to Schneider employees in 1997, 1996 and 1995 would have been as follows:

                                                Year Ended December 31,
                                       -----------------------------------------
                                        1997             1996             1995
                                       -------          -------          -------
Net income:
   As reported                         $52,180          $44,875          $93,379
   Pro forma                           $49,689          $43,589          $93,199

In 1997, 231,700 options were granted to Schneider employees with a weighted average exercise price of $55.04; in 1996, 489,572 options were granted with a weighted average exercise price of $37.25 and in 1995, 227,600 options were granted with a weighted average exercise price of $24.50. Information regarding outstanding options and exercisability for Schneider employees is not available. In the opinion of Pfizer management, this information is not significant to the presentation of the financial statements.


13. CONTINGENT LIABILITIES AND COMMITMENTS

On April 8, 1998, Schneider (USA) Inc. filed a suit against Boston Scientific Corporation ("BSC") for a declaratory judgment that Schneider is not infringing any valid claim of BSC's self-expanding stent patent. BSC subsequently filed a counterclaim in the same suit for patent infringement. The suit was filed in the U.S. District and the counterclaim seeks monetary damages, declaratory judgment that Schneider infringed BSC's patent and injunctive relief. Schneider denies the allegations in the counterclaim and believes it has a meritorious defense against the claim of patent infringement. However, there can be no assurance that Schneider will prevail in this case.

C.R. Bard, Inc. ("Bard") is in a dispute with Schneider over royalties due to Bard under an agreement with Schneider. Schneider believes the royalties it has paid to Bard are in compliance with the terms of their agreement.

While it is not possible to predict the outcome of patent or other legal actions brought against Schneider, Schneider believes the liability, if any, resulting from all pending lawsuits and claims, individually or in the aggregate, other than those specifically identified above, would not have a material adverse effect on its results of operations, cash flows or financial position.

                               SCHNEIDER WORLDWIDE
                           (A BUSINESS OF PFIZER INC.)
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)


Schneider leases facilities under capital leases and vehicles and office equipment under various noncancelable operating leases. Net assets held under capital lease are included in property, plant and equipment and were $1,755 and $1,963 at December 31, 1997 and 1996, respectively. The current obligation under capital leases was $520 at December 31, 1997 and 1996 and is included in "Other current liabilities" in the accompanying combined balance sheet. Total rent expense under operating leases was approximately $3,524, $3,703 and $2,677 for the years ended December 31, 1997, 1996 and 1995, respectively.

At December 31, 1997, future minimum lease payments in years ending December 31 are:

                                                        Operating       Capital
                                                         Leases         Leases
                                                         -------        -------
1998                                                     $ 1,122        $ 1,340
1999                                                         955          1,340
2000                                                         693          1,140
2001                                                         591          1,140
2002                                                         428          1,140
Later years                                                   --          3,780
                                                         -------        -------
Total minimum lease payments                             $ 3,789          9,880
                                                         =======
Less amounts representing interest                                       (5,740)
                                                                        -------
Net present value of minimum lease
   payments                                                             $ 4,140
                                                                        =======

                                     ******

                     SCHNEIDER WORLDWIDE
                     (A BUSINESS OF PFIZER INC.)

                     COMBINED FINANCIAL STATEMENTS FOR THE
                     NINE MONTHS ENDED SEPTEMBER 10, 1998 AND
                     SEPTEMBER 14, 1997

                              SCHNEIDER WORLDWIDE
                          (A BUSINESS OF PFIZER INC.)




                               TABLE OF CONTENTS
-------------------------------------------------------------------------------
                                                                           PAGE

COMBINED FINANCIAL STATEMENTS

   Combined Balance Sheet as of September 10, 1998,
       September 14, 1997 and December 31, 1997                               1

   Combined Statement of Income for the three months
       and nine months ended September 10, 1998 and
       September 14, 1997                                                     2

   Combined Statement of Cash Flows for the nine months
       ended September 10, 1998 and September 14, 1997                        3

   Notes to Combined Financial Statements                                   4-6

                               SCHNEIDER WORLDWIDE
                           (A BUSINESS OF PFIZER INC.)
                             COMBINED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)


                                                                September 10,*  September 14,*  December 31,**
                                                                    1998            1997             1997
                                                                -------------   --------------  --------------

ASSETS

Current assets:
   Cash                                                           $  49,999       $  31,297       $  33,940
   Accounts receivable, less allowance for doubtful
      accounts: 9/98 - $1,932; 9/97 - $1,192; 12/97- $1,217          65,993          67,449          71,715
   Due from parent and affiliates                                     3,291         204,575         220,371
   Inventories                                                       47,223          41,347          45,823
   Deferred taxes                                                    26,185          28,129          22,151
   Prepaid expenses and other assets                                  1,944           2,576           2,849
                                                                  ---------       ---------       ---------
      Total current assets                                          194,635         375,373         396,849

Property, plant and equipment, less accumulated depreciation         97,480         100,454         101,484
Goodwill and other intangible assets, net                           330,031         340,039         340,897
Other assets                                                          4,592           4,990           4,494
                                                                  ---------       ---------       ---------
      Total assets                                                $ 626,738       $ 820,856       $ 843,724
                                                                  =========       =========       =========

LIABILITIES AND BUSINESS UNIT EQUITY

Current liabilities:
   Accounts payable                                               $   7,137       $  17,130       $  23,678
   Short-term borrowings                                                351             579              30
   Due to parent and affiliates                                      43,763          69,663          57,650
   Income taxes payable                                              13,302          40,055          12,850
   Deferred taxes                                                    26,365            --            25,283
   Accrued compensation and related items                            14,818          16,026          20,664
   Other current liabilities                                          9,807          12,548          13,521
                                                                  ---------       ---------       ---------
      Total current liabilities                                     115,543         156,001         153,676

Long-term debt                                                          501             466             498
Capital lease obligations                                             3,620           4,140           3,620
Deferred taxes                                                       28,772          36,627          36,424
Other noncurrent liabilities                                             --              45              37
                                                                  ---------       ---------       ---------
      Total liabilities                                             148,436         197,279         194,255

Business unit equity                                                504,108         654,710         668,199
Accumulated other comprehensive expense                             (25,806)        (31,133)        (18,730)
                                                                  ---------       ---------       ---------
      Total business unit equity                                    478,302         623,577         649,469
                                                                  ---------       ---------       ---------

      Total liabilities and business unit equity                  $ 626,738       $ 820,856       $ 843,724
                                                                  =========       =========       =========



*   unaudited
**  derived from audited financial statements


            See accompanying notes to combined financial statements.

                               SCHNEIDER WORLDWIDE
                           (A BUSINESS OF PFIZER INC.)
                          COMBINED STATEMENT OF INCOME
                             (DOLLARS IN THOUSANDS)
                                   (unaudited)


                                                        For the Three Months Ended   For the Nine Months Ended
                                                        --------------------------   --------------------------
                                                        September 10, September 14,  September 10, September 14,
                                                            1998         1997            1998          1997
                                                        ------------  ------------   ------------  ------------

Net sales                                                  $94,207      $81,842        $260,147      $232,219
Costs and expenses:
   Cost of sales                                            27,129       21,436          71,827        62,597
   Selling, informational and administrative expenses       31,106       26,352          84,810        78,944
   Research and development expenses                        10,120        8,210          23,583        23,226
   Corporate and division overhead costs                     3,992        2,155          11,113         6,689
   Other deductions--net                                     4,237        4,249          10,912        12,259
                                                           -------      -------        --------      --------
Income before provision for taxes on income                 17,623       19,440          57,902        48,504
Provision for taxes on income                                6,329        5,038          19,257        15,860
                                                           -------      -------        --------      --------
Net income                                                 $11,294      $14,402        $ 38,645      $ 32,644
                                                           =======      =======        ========      ========








            See accompanying notes to combined financial statements.

                               SCHNEIDER WORLDWIDE
                           (A BUSINESS OF PFIZER INC.)
                        COMBINED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
                                   (unaudited)

                                                               For the Nine Months Ended
                                                              ---------------------------
                                                              September 10,  September 14,
                                                                   1998          1997
                                                              ------------   ------------

OPERATING ACTIVITIES
  Net income                                                    $  38,645       $ 32,644
  Adjustments to reconcile net income to net cash provided
   by operating activities:
   Depreciation and amortization of intangibles                    18,881         18,899
   Deferred taxes                                                  (5,413)        (5,833)
   Other                                                              806            812
   Changes in assets and liabilities:
      Accounts receivable                                           4,712         (3,334)
      Inventories                                                  (2,506)       (14,980)
      Prepaid and other assets                                     (3,348)        (6,101)
      Accounts payable and accrued liabilities                    (24,719)       (17,131)
      Other noncurrent liabilities                                    715         (1,528)
      Due from/to parent and affiliates                           227,146         (2,640)
                                                                ---------       --------
Net cash provided by operating activities                         254,919            808
                                                                ---------       --------

INVESTING ACTIVITIES
    Purchases of property, plant and equipment                     (5,939)        (8,064)
                                                                ---------       --------
Net cash used in investing activities                              (5,939)        (8,064)
                                                                ---------       --------

FINANCING ACTIVITIES
    Dividends to parent                                          (232,762)          (462)
                                                                ---------       --------
Net cash used in financing activities                            (232,762)          (462)
                                                                ---------       --------

Effect of exchange rate changes on cash                              (159)        (1,384)
                                                                ---------       --------

Net increase/(decrease) in cash                                    16,059         (9,102)
Cash at beginning of year                                          33,940         40,399
                                                                ---------       --------
Cash at end of year                                             $  49,999       $ 31,297
                                                                =========       ========








            See accompanying notes to combined financial statements.

                               SCHNEIDER WORLDWIDE
                           (A BUSINESS OF PFIZER INC.)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)
                                   (unaudited)

1.       ORGANIZATION AND BUSINESS DESCRIPTION

ORGANIZATION

Schneider Worldwide is a business unit within the Medical Technology Group ("MTG") of Pfizer Inc. ("Pfizer"). Schneider Worldwide is comprised of the following wholly-owned subsidiaries of Pfizer -- Schneider (Europe) GmbH; Schneider (USA) Inc.; Schneider NAMIC U.S.A. Corporation; Corvita Corporation; Schneider Belgium N.V. and Schneider Holland B.V. In addition, Schneider Worldwide includes certain net assets used exclusively in its business at Howmedica France S.C.A.; Howmedica GmbH; Pfizer Canada Inc.; Pfizer Seiyaku Kabushiki Kaisha (Japan); Pfizer Laboratories (Proprietary) Limited (South Africa); Pfizer Pty. Ltd. (Australia); Nilo Holding S.A. and AMS Medinvent S.A. (collectively, the "Asset Selling Corporations" and together with the wholly-owned subsidiaries, "Schneider").

BUSINESS DESCRIPTION

Schneider manufactures, markets, sells and distributes diagnostic and therapeutic products for use in interventional cardiology and radiology. Schneider has a global direct sales and distribution presence with primary markets and manufacturing operations in the United States and Europe. The raw materials for its products are readily available and Schneider is not dependent on a single supplier or only a few suppliers for its raw materials.


2.     BASIS OF PRESENTATION

BASIS OF PRESENTATION

The combined financial information presented herein is unaudited. Schneider is responsible for the unaudited financial statements included in this document. The financial statements include all normal and recurring adjustments that are considered necessary for the fair presentation of the financial position and operating results. Revenues, expenses, assets and liabilities can vary during each quarter of the year. Therefore, the results and trends in these interim financial statements may not be the same as those for the full year. The interim financial statements and notes thereto do not include all disclosures required by generally accepted accounting principles and should be read in conjunction with Schneider's annual audited financial statements for 1997.

The accompanying combined financial statements present the financial position, results of operations and cash flows for Schneider as if it were a separate legal entity. All significant intercompany transactions and balances have been eliminated. Operating results for the nine months reflect domestic operations for the periods January 1, 1998 through September 10, 1998 and January 1, 1997 through September 14, 1997. International operations are for the periods December 1, 1997 through September 10, 1998 and December 1, 1996 through August 24, 1997. These financial statements do not include any income or expenses related to the divestiture of the Schneider Worldwide business, which was completed on September 10, 1998. The combined financial statements include the accounts specifically attributed to Schneider, including allocations of certain assets, liabilities and expenses relating to shared services and administrative functions incurred at the corporate and business segment operating levels of Pfizer. Cash from Schneider's domestic operations is not included in cash in the accompanying combined balance sheets at September 10, 1998 and September 14, 1997 since this cash is included in Pfizer's centralized cash management system. Accordingly, Schneider's cash at September 10, 1998 and September 14, 1997 may not be representative of an independent company.

                               SCHNEIDER WORLDWIDE
                           (A BUSINESS OF PFIZER INC.)
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)
                                   (unaudited)


The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates. Significant accounting estimates used include depreciation, amortization and estimates used in allocating certain assets, liabilities and the costs of shared services and administrative functions. Management believes that it exercised reasonableness in deriving these amounts. Schneider is subject to risks and uncertainties that may cause actual results to differ from estimated results, such as changes in the healthcare environment, competition, foreign exchange and legislation.



3.       COMPREHENSIVE INCOME/(EXPENSE)

Effective January 1, 1998, Schneider adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and display of comprehensive income, which consists of all changes in equity from nonshareholder sources. Prior year financial statements have been conformed to the requirements of SFAS No. 130.


                                        Three Months Ended      Nine Months Ended
                                      ----------------------  ---------------------
                                      Sept. 10,    Sept. 14,  Sept.10,    Sept. 14,
                                         1998        1997       1998        1997
                                      --------     ---------  --------    --------

Net income                             $11,294     $ 14,402   $ 38,645    $ 32,644
Other comprehensive income(expense)-
    Currency translation adjustment      7,301      (19,853)    (7,076)    (39,321)
                                       -------     --------   --------    --------
Total comprehensive income/(expense)   $18,595     $ (5,451)  $ 31,569    $ (6,677)
                                       =======     ========   ========    ========




4.    CORPORATE AND DIVISION OVERHEAD COSTS

Pfizer allocates certain corporate service and employee benefit expenses (based on actual costs incurred) to Schneider on the basis of number of personnel, occupied office space and third party sales. Pfizer does not allocate various other corporate overhead expenses to its operating divisions. However, for purposes of the accompanying combined financial statements, an allocation of such expenses has been included in the accompanying combined statement of income and is summarized as follows:

                                   Three Months Ended        Nine Months Ended
                                 ----------------------    --------------------
                                 Sept. 10,    Sept. 14,    Sept.10,    Sept. 14,
                                    1998        1997         1998        1997
                                 ---------    ---------    --------    ---------

Pfizer corporate overhead costs   $2,022      $   848      $ 5,291      $2,955
MTG division overhead costs        1,970        1,307        5,822       3,734
                                  ------      -------      -------      ------
                                  $3,992      $ 2,155      $11,113      $6,689
                                  ======      =======      =======      ======



Pfizer corporate overhead costs represent a portion of corporate functions such as personnel, legal, accounting, treasury and information systems which are primarily allocated based on sales of Schneider compared to total Pfizer revenues.

                               SCHNEIDER WORLDWIDE
                           (A BUSINESS OF PFIZER INC.)
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)
                                   (unaudited)

MTG division overhead costs represent personnel, quality control, regulatory compliance, finance and business development which are primarily allocated based on sales to third party customers of Schneider compared to total MTG sales.

Management believes that all allocations are made on a reasonable basis; however, these costs are not necessarily representative of the costs that would have been or will be incurred by Schneider as an independent company.



5.     INVENTORY

                                      Sept. 10,      Sept. 14,     December 31,
                                        1998           1997            1997*
                                      --------       --------      -----------

Finished goods                        $ 29,635       $ 29,919       $ 30,284
Work-in-process                         13,168          9,942         14,311
Raw materials                           11,223          9,633          9,487
                                      --------       --------       --------
                                        54,026         49,494         54,082
Less: allowance for obsolescence        (6,803)        (8,147)        (8,259)
                                      --------       --------       --------
                                      $ 47,223       $ 41,347       $ 45,823
                                      ========       ========       ========


* derived from audited financial statements



                                     ******

              BOSTON SCIENTIFIC CORPORATION AND SCHNEIDER WORLDWIDE

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS


On September 10, 1998, Boston Scientific Corporation (Boston Scientific or the Company) consummated its acquisition of Schneider Worldwide (Schneider), formerly a member of the Medical Technology Group of Pfizer Inc. (Pfizer), for $2.1 billion in cash (the Schneider Acquisition). The Schneider Acquisition was accounted for using the purchase method of accounting.

The aggregate Schneider Acquisition purchase price has been allocated on a preliminary basis to the assets acquired and liabilities assumed based on their estimated fair values at date of acquisition, as valued by an independent appraiser using information and assumptions provided by management. The excess of purchase price over the fair value of net tangible assets acquired was allocated to specific intangible asset categories as follows (in thousands):

     Excess of cost over net assets acquired                         $  734,475
     Purchased research and development                                 671,000
     Core technology                                                    420,960
     Developed technology                                               126,940
     Assembled workforce, customer lists, trademarks and patents        194,040
                                                                     ----------
                                                                     $2,147,415
                                                                     ==========

The Company recorded an adjustment to the Schneider Acquisition purchase price of approximately $179 million related primarily to an estimate of additional payments due to Pfizer as part of the purchase transaction and estimated costs to be incurred in integrating the separate operating businesses of Schneider with businesses of Boston Scientific. Certain severance and other exit costs of the acquired Schneider businesses that relate to events occurring as of the consummation date will be accounted for as additional costs of the acquisition at the time the formal plan of integration is completed. The Company expects integration related plans to be finalized no later than the third quarter of 1999. Further, the Company recorded a deferred tax liability of approximately $19 million representing the tax effect of timing differences recorded as part of the acquisition.

During the third quarter of 1998, the Company recorded a $671 million ($524 million, net-of-tax) charge to account for purchased research and development acquired. The valuation of purchased research and development was based upon an analysis of those projects which had not reached technological feasibility and had no alternative use. The valuation considered expected future cash flows and was discounted for risks and uncertainties related to target markets and completion of products. The other intangible assets recorded in connection with the Schneider acquisition will be amortized over their estimated period of benefit.

The Unaudited Condensed Consolidated Financial Statements included in the Company's report on Form 10-Q for the quarterly period ended September 30, 1998, include the combined results of Boston Scientific and Schneider for the period from the date of acquisition (September 10, 1998) to September 30, 1998 and the combined financial position at September 30, 1998. An Unaudited Pro Forma Combined Condensed Balance Sheet has not been presented since the acquisition is fully reflected in the Unaudited Condensed Consolidated Balance Sheet included in the Company's Form 10-Q for the quarter ended September 30, 1998.

The Unaudited Pro Forma Combined Condensed Statements of Operations are based on the historical Consolidated Financial Statements of Boston Scientific and the historical Combined Financial Statements of Schneider under the assumptions and adjustments set forth in the accompanying Notes to Unaudited Pro Forma Combined Condensed Statements of Operations. The Unaudited Pro Forma Combined Condensed

Statements of Operations assume that the Schneider Acquisition was consummated on January 1, 1997, and do not give effect to the purchased research and development charge recorded in connection with the Schneider Acquisition.

The Unaudited Pro Forma Combined Condensed Statements of Operations may not be indicative of the results that actually would have occurred if the Schneider Acquisition had been in effect on the dates indicated or which may be obtained in the future. The Unaudited Pro Forma Combined Condensed Statements of Operations should be read in conjunction with the historical Consolidated Financial Statements of Boston Scientific and the historical Combined Financial Statements of Schneider and the notes accompanying both statements.

                                         BOSTON SCIENTIFIC AND SCHNEIDER

                          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                 YEAR ENDED DECEMBER 31, 1997
                                             -----------------------------------------------------------------------
                                                                                                      PRO FORMA
                                                                                  PRO FORMA       BOSTON SCIENTIFIC
                                                                               ADJUSTMENTS AND      AND SCHNEIDER
                                             BOSTON SCIENTIFIC   SCHNEIDER    RECLASSIFICATIONS        COMBINED
                                             -----------------   ---------    -----------------   ------------------

Net sales                                       $ 1,872,282      $ 330,848                           $ 2,203,130
Cost of products sold                               550,379         89,813       $    (2,125)(2)         638,067
                                                -----------      ---------       -----------         -----------
Gross profit                                      1,321,903        241,035             2,125           1,565,063

Selling, general and administrative expenses        655,776        116,644                               772,420
Amortization expense                                 32,398                           63,018 (3)          95,416
Royalties                                            22,177                            2,125 (2)          24,302
Research and development expenses                   167,194         33,966                               201,160
Purchased research and development                   29,475                                               29,475
Merger-related charges                              145,891                                              145,891
                                                -----------      ---------       -----------         -----------
                                                  1,052,911        150,610            65,143           1,268,664
                                                -----------      ---------       -----------         -----------
Operating income (loss)                             268,992         90,425           (63,018)            296,399

Interest expense                                    (14,285)                        (126,378)(5)        (140,663)
Other income (expense), net                           3,961        (15,160)           14,440 (6)           3,241
                                                -----------      ---------       -----------         -----------
Income (loss) before income taxes and
 cumulative effect of change in accounting          258,668         75,265          (174,956)            158,977
Income tax provision (benefit)                       98,254         23,085           (66,077)(7)          55,262
                                                -----------      ---------       -----------         -----------
Income (loss) before cumulative effect
 of change in accounting                        $   160,414      $  52,180       $  (108,879)        $   103,715
                                                ===========      =========       ===========         ===========

Income (loss) before cumulative effect of
 change in accounting per common share:
       Basic                                    $      0.82                                          $      0.53
                                                ===========                                          ===========
       Assuming dilution                        $      0.80                                          $      0.52
                                                ===========                                          ===========
Weighted average shares outstanding:
       Basic                                        194,573                                              194,573
       Assuming dilution                            199,888                                              199,888
                                                ===========                                          ===========


            See accompanying Notes to Unaudited Pro Forma Combined Condensed Statements of Operations.

                                         BOSTON SCIENTIFIC AND SCHNEIDER

                          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                               NINE MONTHS ENDED SEPTEMBER 30, 1998
                                              -----------------------------------------------------------------------
                                                                                                        PRO FORMA
                                                                                    PRO FORMA       BOSTON SCIENTIFIC
                                                                                 ADJUSTMENTS AND      AND SCHNEIDER
                                              BOSTON SCIENTIFIC    SCHNEIDER    RECLASSIFICATIONS        COMBINED
                                              -----------------    ---------    -----------------   -----------------
Net sales                                        $ 1,551,126       $ 260,147       $ (10,914)(1)       $ 1,800,359
Cost of products sold                                491,641          71,827          (1,439)(2)           559,093
                                                                                      (2,936)(1)
                                                 -----------       ---------       ---------           -----------
Gross profit                                       1,059,485         188,320          (6,539)            1,241,266

Selling, general and administrative expenses         523,932          95,923          (2,870)(1)           616,985
Amortization expense                                  26,829                          44,111 (3)            70,940
Royalties                                             21,324                           1,439 (2)            22,676
                                                                                         (87)(1)
Research and development expenses                    143,007          23,583            (960)(1)           165,630
Purchased research and development                   681,952                        (671,000)(4)            10,952
Merger-related charges                               (20,314)                                              (20,314)
Special charges                                       79,000                                                79,000
                                                 -----------       ---------       ---------           -----------
                                                   1,455,730         119,506        (629,367)              945,869
                                                 -----------       ---------       ---------           -----------
Operating income (loss)                             (396,245)         68,814         622,828               295,397

Interest expense                                     (29,947)                        (83,567)(5)          (113,514)
Other income (expense), net                            2,180         (10,912)         10,148 (6)             1,416
                                                 -----------       ---------       ---------           -----------
Income (loss) before income taxes                   (424,012)         57,902         549,409               183,299
Income tax provision (benefit)                       (60,251)         19,257         100,977 (7)            59,983
                                                 -----------       ---------       ---------           -----------
Net income (loss)                                $  (363,761)      $  38,645       $ 448,432           $   123,316
                                                 ===========       =========       =========           ===========
Net income (loss) per common share:
       Basic                                     $     (1.87)                                          $      0.63
                                                 ===========                                           ===========
       Assuming dilution                         $     (1.87)                                          $      0.62
                                                 ===========                                           ===========
Weighted average shares outstanding:
       Basic                                         195,044                                               195,044
                                                 ===========                                           ===========
       Assuming dilution                             195,044                                               199,819
                                                 ===========                                           ===========


            See accompanying Notes to Unaudited Pro Forma Combined Condensed Statements of Operations.

                         BOSTON SCIENTIFIC AND SCHNEIDER

                      NOTES TO UNAUDITED PRO FORMA COMBINED
                       CONDENSED STATEMENTS OF OPERATIONS


The Unaudited Pro Forma Combined Condensed Statements of Operations have been prepared to reflect the Schneider Acquisition accounted for under the purchase method of accounting and assumes that the Schneider Acquisition was consummated on January 1, 1997. The Unaudited Pro Forma Combined Condensed Statement of Operations for the nine months ended September 30, 1998 combines the results for the nine months ended September 30, 1998 for Boston Scientific (including the results of Schneider for the period from the date of acquisition to September 30, 1998) and Schneider for the nine months ended September 10, 1998.

The Unaudited Pro Forma Combined Condensed Statements of Operations are based on the historical Consolidated Financial Statements of Boston Scientific and the historical Combined Financial Statements of Schneider. For purposes of the historical Combined Financial Statements of Schneider, Pfizer allocated certain corporate and division overhead costs to Schneider. These allocated costs totaled $10,571,000 and $11,113,000 for the year ended December 31, 1997 and for the nine months ended September 10, 1998, respectively.

The excess of the Schneider Acquisition purchase price over the fair value of the net tangible assets acquired was allocated to specific intangible asset categories and is being amortized over the estimated periods of benefits associated with these specific intangible asset categories. The Unaudited Pro Forma Combined Condensed Statements of Operations exclude any benefits from synergies that may result from the Schneider Acquisition.

During the third quarter of 1998, Boston Scientific charged to operations $79 million as management's estimate of net unrealizable assets related to business irregularities in the operations of its Japanese subsidiary. The Company believes the irregularities detected involve shipments of products that have been improperly recorded as sales to the subsidiary's dealer network in Japan. The Company is in the process of investigating further the irregularities identified. Based on information available at the present time, management does not believe that the effects of the irregularities on the historical Consolidated Financial Statements of Boston Scientific or the Unaudited Pro Forma Combined Condensed Statements of Operations are material to the reported results.

Following is a description of pro forma adjustments reflected in the Unaudited Pro Forma Combined Condensed Statements of Operations:

(1) Represents an adjustment to conform the reporting period of Schneider for the nine months ended September 10, 1998 to be consistent with the reporting period of Boston Scientific for the nine months ended September 30, 1998.

(2) Represents the reclassification of Schneider's royalty expenses to conform with Boston Scientific's presentation.

(3) Represents the amortization of the excess of the Schneider Acquisition purchase price over the fair value of net tangible assets acquired from Schneider by Boston Scientific. This amortization is based on the preliminary allocation to specific intangible asset categories of the excess of the purchase price over the fair value of net tangible assets using estimated periods of benefits associated with these specific intangible asset categories. The aggregate purchase price has been allocated on a preliminary basis to the assets acquired and liabilities assumed based on their estimated fair values at date of acquisition, as valued by an independent appraiser using information and assumptions provided by management.

(4) Represents the elimination of the $671 million charge recorded by Boston Scientific in the nine months ended September 30, 1998 to account for purchased research and development acquired in the Schneider Acquisition.

(5) Represents the estimated increase in interest expense and amortization of financing fees resulting from the financing obtained by Boston Scientific in connection with the Schneider Acquisition. The estimated increase in interest expense and amortization of financing fees assumes the initial financing obtained in connection with the Schneider Acquisition remained outstanding during the periods presented.

(6) Represents the elimination of amounts recorded by Schneider for amortization of intangible assets.

(7) Represents the estimated tax effect of the Unaudited Pro Forma Combined Condensed Statements of Operations' pro forma adjustments based on rates applicable to those adjustments.

         (c)      EXHIBITS

         EXHIBIT
          NUMBER  DESCRIPTION

          10.1 Form of Second Amended and Restated Credit Agreement dated September 4, 1998 among the Company, The Several Lenders and certain other parties*

          10.2 Form of Credit Agreement dated September 4, 1998 among the Company, The Several Lenders and certain other parties*

          10.3 Form of Credit Agreement dated September 9, 1998 among the Company, The Several Lenders and Merrill Lynch Capital Corporation*

          23.1    Consent of KPMG Peat Marwick LLP



             * Previously filed with the Initial 8-K

                                   SIGNATURES


         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: November 23, 1998                 By: /s/ Lawrence C. Best
                                            -----------------------------------
                                            Lawrence C. Best
                                            Senior Vice President - Finance
                                            and Administration and Chief
                                            Financial Officer